Nexien BioPharma announces that it has been granted a patent by the Israeli Patent
Office covering the use of cannabinoids and terpenes for treatment of organophosphate and carbamate toxicity - two common nerve agents

Denver, CO, July 18, 2019 – Nexien BioPharma, Inc. (“Nexien” or the “Company”) (OTCQB: NXEN), a next generation biopharmaceutical company focused on research, development and commercialization of novel FDA-compliant cannabinoid pharmaceuticals and related drug delivery systems, today announced that it was granted Patent No. 238946 for “Use of Cannabinoids and Terpenes for Treatment of Organophosphate and Carbamate Toxicity” by the Israeli Patent Office.

The endocannabinoid system and other physiological systems can potentially mitigate the effects of organophosphate and carbamate toxicity when treated with medicaments affecting these systems in a time and dose-dependent format.

Nexien’s unique process for treating symptoms incorporates a composition comprising tetrahydrocannabinol and cannabidiol formulated for administration by an oral, nasal, buccal, sublingual, parenteral, or any combination thereof.

Alex Wasyl, Nexien’s Chief Executive Officer, stated, “We are pleased to announce a milestone in Nexien’s patent development - the granting of our first patent in Israel. While we continue to build our entire patent estate, this achievement puts Nexien in a better position to advance our clinical investigation of cannabinoid drug formulations and delivery systems for the acute treatment during exposure of poisoning from organophosphorus nerve agents.”

About Organophosphate and Carbamate Toxicity

Organophosphate and carbamate compounds are typically used as insecticides, pesticides, petroleum additives and petrochemicals. Organophosphate and carbamate have also been developed for use as chemical warfare nerve agents, such as Sarin. While some of these compounds are banned in developed countries, they are mostly inexpensive and accessible, especially in poorer countries. It is estimated that at least 750,000 cases of organophosphate poisoning occur every year with an estimated 300,000 fatalities a year world-wide.

About Nexien BioPharma, Inc.

Nexien BioPharma is a US-based pharmaceutical company engaged in the formulation, development and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders. Nexien BioPharma website: www.nexienbiopharma.com.

Forward Looking Statements

Nexien Disclosure Notice: This press release may contain “forward-looking statements, which are deemed to be any statements made by or on behalf of Nexien BioPharma that are not statements of historical facts. These statements reflect current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this release, including the factors set forth in “Risk Factors” in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Contacts

Nexien BioPharma, Inc.

info@nexienbiopharma.com

The Equity Group

Lena Cati

(212) 836-9611

Lcati@equityny.com

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com